SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                                January 23, 1997
                ________________________________________________
                Date of report (Date of earliest event reported)

                         Petrie Stores Liquidating Trust
             ______________________________________________________
               (Exact Name of Registrant as Specified in Charter)

            New York              0-3777             22-6679945
          ______________    _____________________  __________________
          (State of         (Commission File No.)   (IRS Employer
         Incorporation)                            Identification No.)

                            70 Enterprise Avenue
                        Secaucus, New Jersey  07094
        ____________________________________________________________
           (Address of Principal Executive Offices and Zip Code)

                               (201) 422-0496
            ____________________________________________________
            (Registrant's telephone number, including area code)

                                    N/A
       _____________________________________________________________
       (Former Name or Former Address, if Changed Since Last Report)



          Item 5.   Other Events.

          A.   Settlement with the Internal Revenue Service.

                    As previously disclosed, in connection with an audit being conducted by the Internal Revenue Service (the "IRS"), the agent examining the federal tax return of Petrie Stores Corporation ("Petrie") for its fiscal year ended January 28, 1989 had raised an issue regarding the manner pursuant to which Petrie computed the basis of its shares of Toys "R" Us, Inc. common stock, par value $.10 per share ("Toys 'R' Us Common Stock"), transferred in connection with the exchange of certain of its exchangeable subordinated debentures. The examining agent had proposed an adjustment to Petrie's taxable income for its 1989 fiscal year which would have resulted in additional federal tax liability, including interest, of approximately $53 million.

                    On March 14, 1997, a settlement agreement was entered into with the IRS pursuant to which the IRS and the Petrie Stores Liquidating Trust (the "Liquidating Trust") agreed to an adjustment to Petrie's taxable income for its 1989 fiscal year which resulted in the Liquidating Trust incurring additional federal tax liability, including interest, of approximately $11.3 million.

          B.   Sale of 1,000,000 Shares of Toys "R" Us, Inc.
               Common Stock

                    Between January 23, 1997 and February 5, 1997, the Liquidating Trust sold an aggregate of 1,000,000 shares of Toys 'R' Us Common Stock or approximately 19.8% of the Toys "R" Us Common Stock held by the Liquidating Trust. The aggregate consideration (after commissions) received by the Liquidating Trust in connection with the sale of Toys "R" Us Common Stock (the "Sale") was approximately $25.5 million. The Sale was made in order for the Liquidating Trust to diversify its assets.



                                SIGNATURE
                                ---------
                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

          Dated:  March 17, 1997

                                 PETRIE STORES LIQUIDATING TRUST

                                 By: /s/ Stephanie R. Joseph
                                    --------------------------
                                   Stephanie R. Joseph
                                   Manager and Chief Executive
                                     Officer